EXHIBIT 10.1

SECOND AMENDMENT TO LEASES

Execution Date: As of August 17, 2004

This Amendment to Lease is made as of the Execution Date first above written by and between FPRP Moulton LLC, a Massachusetts limited liability company, acting as Trustee of Fresh Pond Research Park Trust (“Landlord”) and Curis, Inc., a Massachusetts corporation (“Tenant”). Tenant was formerly known as Ontogeny, Inc.

1.	BACKGROUND

Reference is made to the following:

1.1	Tenant is presently leasing premises (“1995 Premises”), containing 35,095 square feet of rentable floor area, in buildings known as 33 and 45 Moulton Street, Cambridge, Massachusetts and 27 Moulton Street, Cambridge, Massachusetts (collectively “1995 Buildings”) pursuant to a lease (“1995 Lease”) dated as November 16, 1995 by and between Landlord, as successor-in-interest to Michael J. Spinelli, Jr., Peter A. Spinelli, and Carol A. Hickey, Trustees of Moulton Realty Trust (“Prior Landlord”), as landlord, and Ontogeny, Inc., as tenant, as amended by:

•	First Amendment to Lease effective as of October 30, 1997;

•	Second Amendment to Lease effective as of October 22, 1998; and

•	Third Amendment to Lease effective as of June 1, 1999.

1.2	Tenant is presently leasing the building known as 61 Moulton Street, Cambridge, Massachusetts (“2001 Premises”) pursuant to a lease (“2001 Lease”) dated as of March 15, 2001 by and between Prior Landlord and Tenant.

1.3	Tenant is presently leasing 1,526 rentable square feet on the street level of the building known as 25 Moulton Street as well as additional space in the basement of 25 Moulton Street, Cambridge, Massachusetts (“2002 Premises”) pursuant to an Amendment to Leases dated August 9, 2002 by and between Landlord and Tenant. The Amendment to Leases amended both the 1995 Lease and the 2001 Lease.

1.4	The 1995 Lease and the 2001 Lease, as previously amended, are sometimes collectively hereinafter referred to as the “Leases”, and any premises demised to Tenant pursuant to the Leases, from time to time, are sometimes collectively hereinafter referred to as the “Premises.”

1.5	The expiration date of the term of both Leases with respect to all of the Premises demised to Tenant under both Leases is presently April 30, 2007.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree that the Leases are further amended as follows:

2.	TERMINATION OF TERM OF 1995 LEASE WITH RESPECT TO THE 2002 PREMISES

The term of the 1995 Lease in respect of the 2002 Premises is hereby terminated effective as of April 30, 2006. Tenant shall have no right to extend the term of the 1995 Lease in respect of the 2002 Premises beyond April 30, 2006. Annual base rent and other charges payable in respect of the 2002 Premises shall be apportioned as of April 30, 2006. Tenant shall, on or before April 30, 2006, vacate and deliver the 2002 Premises to Landlord in the condition in which Tenant is required, pursuant to the 1995 Lease, as amended (including, without limitation, Section VI(k) of the 1995 Lease) to deliver the Premises to Landlord upon the expiration or prior termination of the term of the 1995 Lease. Without limiting the foregoing, Tenant shall remove all business equipment and personal property from the 2002 Premises, and Tenant shall have no right to remove from the 2002 Premises any alterations, fixtures or equipment which is affixed in any manner to the 2002 Premises.

3.	TERMINATION OF TERM OF 2001 LEASE

The term of the 2001 Lease shall terminate effective as of April 30, 2007. Tenant shall have no right to extend the term of the 2001 Lease beyond April 30, 2007. Annual base rent and other charges payable in respect of the 2001 Premises shall be apportioned as of April 30, 2007. Tenant shall, on or before April 30, 2007, vacate and deliver the 2001 Premises to Landlord in the condition in which Tenant is required, pursuant to the 2001 Lease, as amended (including, without limitation, Section VI(l) of the 2001 Lease and Section 7.3 of the Amendment of Leases) to deliver the Premises to Landlord upon the expiration or prior termination of the term of the 2001 Lease. Without limiting the foregoing, Tenant shall remove all business equipment and personal property from the 2001 Premises, and Tenant shall have no right to remove from the 2001 Premises any alterations, fixtures or equipment which is affixed in any manner to the 2001 Premises.

4.	EXTENSION OF TERM OF 1995 LEASE IN RESPECT OF 1995 PREMISES

The term of the 1995 Lease in respect of the 1995 Premises is hereby extended for an additional period commencing as of May 1, 2007 and expiring as of December 31, 2010. Said additional term shall be upon all of the same terms and conditions of the 1995 Lease applicable to the 1995 Premises immediately preceding the commencement of such additional term, except that the Annual Base Rent during such additional term shall be as set forth in Section 5 below, and except to the extent inconsistent with the provisions of this Second Amendment to Lease.

5.	annual base RENT PAYABLE IN RESPECT OF 1995 PREMISES

Effective as of March 1, 2006 and continuing through the balance of the term of the 1995 Lease, as extended pursuant to Section 4 above (i.e. through December 31, 2010), the Annual Base Rent payable in respect of the 1995 Premises shall be based upon Twenty-Seven ($27.00) Dollars per rentable square foot of the 1995 Premises.

6.	TENANT’S EXTENSION OPTIONS UNDER THE 1995 LEASE

Section III(b) of the 1995 Lease, as amended by Section 6.1 of the Amendment of Leases, is hereby deleted in its entirety and the following is substituted in its place:

“Tenant’s Extension Option. The first paragraph of Section III(b) of the 1995 Lease is hereby deleted in its entirety and the following is substituted in its place:

On the conditions (which conditions Landlord may, at its election, waive by written notice to Tenant at any time), that: (i) no Termination Event, as defined in Section 4.3 of the Amendment of Leases, has occurred prior to the commencement of the Additional Term in question, (ii) both at the time that Tenant gives Landlord written notice exercising its extension option under this Section 6, and as of the commencement of the Additional Term in question, Tenant is not in default of its obligations under the 1995 Lease, and (iii) both at the time that Tenant gives Landlord written notice exercising its extension option under this Section 6, and as of the commencement of the Additional Term in question, the 1995 Lease is in full force and effect, Tenant shall have the right to extend the term of the 1995 Lease with respect to the 1995 Premises for two additional terms of three (3) years each (each an “Additional Term”), the first such Additional Term commencing as of January 1, 2011 and expiring as of December 31, 2013, and the second such Additional Term commencing as of January 1, 2014 and expiring as of December 31, 2016. Tenant may exercise its right to extend the term of the 1995 Lease for the first Additional Term by giving written notice to Landlord on or before January 1, 2010, and, provided that Tenant has exercised its right to extend the term of the Lease for the second Additional Term by giving written notice to Landlord on or before January 1, 2013. Each such Additional Term shall be upon all of the same terms and conditions of the 1995 Lease applicable to the 1995 Premises which are in effect immediately preceding the commencement of such Additional Term, except that:

(1) The Annual Base Rent payable with respect to the 1995 Premises during the first Additional Term Premises shall be based upon Thirty ($30.00) Dollars per rentable square foot of the 1995 Premises, and the Annual Base Rent payable with respect to the 1995 Premises during the second Additional Term shall be Premises shall be based upon Thirty-Three ($33.00) Dollars per rentable square foot of the 1995 Premises; and

(2) Tenant shall have no further right to extend the term of the 1995 Lease other than the two (2) three year Additional Terms provided for in this Section 6.

7.	CONSTRUCTION OF ANIMAL LAB IN 1995 PREMISES

Tenant acknowledges that, as a condition to the execution of this Second Amendment, Tenant is required to improve the 1995 Premises by constructing an animal lab (“Animal Lab”) in the 1995 Premises. Therefore:

7.1 Tenant shall, at Tenant’s sole cost and expense, perform the work (“Tenant’s Work”) necessary to construct the Animal Lab in the 1995 Premises substantially in accordance with the draft plans and specifications referenced on Exhibit A attached hereto (“Draft Plans and Specifications”) using a reputable contractor who is experienced in constructing facilities similar to the Animal Lab. Landlord acknowledges that it has approved the Draft Plans and Specifications. Any material modification to Tenant’s Work shall be approved by Landlord (which approval shall not be unreasonably withheld or delayed). All alterations and installations shown on the Draft Plans and Specifications, other than the Removable Property, as hereinafter defined, shall become the property of Landlord and, notwithstanding anything to the contrary in the 1995 Lease contained, Tenant shall have no right or obligation to remove any of such alterations or installations from the 1995 Premises. The “Removable Property” shall be defined as all mouse and rat racks, as well as all other movable equipment (i.e. equipment which is not affixed to the Premises in any manner). All of Tenant’s Work shall be performed in a first-class and workmanlike manner and in compliance with all applicable laws, ordinances and regulations. Tenant shall procure all necessary permits and approvals prior to commencing Tenant’s Work.

7.2 Tenant shall pay to Landlord, as additional rent, the entire increase in real estate taxes on the Premises which shall result from or be attributable to Tenant’s Work. Tenant shall pay such rent, from time to time, within thirty (30) days of billing therefore. Landlord shall, upon written request of Tenant, provide reasonable evidence (e.g. from the records of the tax assessing authority) supporting any billing of Tenant pursuant to this Section 7.2.

7.3 Tenant shall pay to Landlord, as additional rent, the entire increase in insurance premiums on the Premises which shall result from or be attributable to Tenant’s Work. Tenant shall pay such rent, from time to time, within thirty (30) days of billing therefore. Landlord shall, upon written request of Tenant, provide reasonable evidence (e.g. from Landlord’s insurance) supporting any billing of Tenant pursuant to this Section 7.3.

7.4 Upon completion of Tenant’s Work, Tenant shall deliver to Landlord “as-built” plans showing Tenant’s Work and the condition of the 1995 Premises.

7.5 Tenant shall cause Tenant’s contractors and subcontractors to work in harmony with each other and all other labor engaged at the Premises and the other real estate owned by Landlord in the vicinity of the Premises.

7.6 In no event shall any portion of Tenant’s Work, other than the Removable Property, be subject to any lien, security interest, charge, mortgage or other encumbrance of any kind whatsoever.

7.7 Any mechanic’s lien filed against the Premises for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be discharged by Tenant within fifteen (15) days thereafter, at Tenant’s expense, by filing the bond required by law or otherwise. If Tenant fails so to discharge any lien, Landlord may do so at Tenant’s expense and Tenant shall reimburse Landlord for any expense or cost incurred by Landlord in so doing within fifteen (15) days after rendition of a bill therefor. Tenant shall indemnify, defend and hold Landlord harmless from and against all loss, cost, or damage (including, without limitation, reasonable attorneys fees) arising from any breach by Tenant of its obligations under this Section 7.7.

7.8 Tenant shall cause contractors employed by Tenant in performing Tenant’s Work to carry Worker’s Compensation Insurance in accordance with statutory requirements, Automobile Liability Insurance and, naming Landlord and Landlord’s managing agent as additional insured parties, Commercial General Liability Insurance covering such contractors on or about the Premises and the other real estate owned by Landlord in the vicinity of the Premises with a single limit of not less than the applicable Liability Insurance Limit, as hereinafter defined. The “Liability Insurance Limit” for the general contractor performing Tenant’s Work shall be $5,000,000.00, and the “Liability Insurance Limit” for all other contractors performing any portion of Tenant’s Work shall be $2,000,000. Such insurance may be effected with a combination of a base commercial general liability insurance policy and umbrella insurance. Tenant shall, prior to commencing Tenant’s Work, submit reasonable evidence of such coverage to Landlord.

7.11 Subject to Section IX(f) of 1995 Lease and to Section IX(e) of the 2001 Lease, Tenant shall indemnify, defend, and hold Landlord and Landlord’s managing agent from all injury, loss, cost or damage (including without limitation, reasonable attorneys fees) asserted by or on behalf of any third party based upon injuries to persons or damage to property arising from Tenant’s Work to the extent caused by the negligence or willful misconduct of Tenant or Tenant’s agents, employees or contractors.

7.12 If, for any reason, Tenant does not substantially complete the Animal Lab on or before the Outside Completion Date, then Sections 2, 3, 4, 5, and 6 of this Second Amendment to Leases, and the first sentence of Section 7.1 of this Second Amendment to Leases shall be void and without further force or effect. The “Outside Completion Date” shall be defined as June 1, 2005. Notwithstanding the foregoing, the Outside Completion Date shall be extended by the length of any delays in the performance of Tenant’s Work to the extent arising from causes beyond Tenant’s reasonable control; provided however, that in no event shall the Outside Completion Date be later than October 1, 2005.

8.	ASSIGNMENT AND SUBLETTING

In addition to Tenant’s right to assign its interest in the Leases and to sublease the whole or any part of the Premises demised under both of the Leases pursuant to Section VI(i) of the 1995 Lease and pursuant to Section VI(j) of the 2001 Lease, respectively:

8.1 Tenant shall have the right, without obtaining Landlord’s consent, to assign its interest in either Lease and to sublease the Premises demised under either Lease, or any portion thereof, to an Affiliated Entity, as hereinafter defined, so long as such entity remains in such relationship to Tenant, and provided that prior to or simultaneously with any such assignment, such Affiliated Entity executes and delivers to Landlord an Assumption Agreement, as hereinafter defined. For the purposes hereof, an “Affiliated Entity” shall be defined as any entity which is controlled by, is under common control with, or which controls Tenant. For the purposes hereof, control shall mean the direct or indirect ownership of fifty (50%) percent or more of the beneficial interest of the entity in question. No such assignment or sublease shall relieve Tenant from its primary obligation as party-Tenant under the Leases.

8.2 Tenant shall have the right, without obtaining Landlord’s consent, to assign its interest in either Lease to a Permitted Tenant Successor, as hereinafter defined, so long as immediately following such assignment, the Permitted Tenant Successor has a net worth, as evidenced by financial statements prepared in accordance with generally accepted accounting principles in the United States from an independent certified public accounting firm reasonably acceptable to Landlord, which is at least equal to the net worth of Tenant immediately preceding such assignment, and provided that prior to or simultaneously with such assignment, such Permitted Tenant Successor executes and delivers to Landlord an Assumption Agreement, as hereinafter defined. Notwithstanding the foregoing, in the event of a statutory merger or other form of transaction where the original tenant no longer continues to exist after such transaction and the Permitted Tenant Successor is deemed, as a matter of law, to have assumed all of Tenant’s obligations under the Lease, Tenant may deliver to Landlord reasonable evidence that such transaction has occurred in lieu of delivering an Assumption Agreement to Landlord. For the purposes hereof, a “Permitted Tenant Successor” shall be defined as any entity which succeeds to Tenant’s business by merger, consolidation or other form of corporate reorganization. No such assignment shall relieve Tenant from its primary obligations as party-Tenant under the Leases.

8.3 An “Assumption Agreement” shall be defined as an agreement in form and substance reasonably satisfactory to Landlord whereby the assignor agrees that it is not released from the obligations of the Tenant under the Lease, and the assignee agrees that: (i) it will be independently bound by and upon all the covenants, agreements, terms, provisions and conditions set forth in the assigned Lease on the part of Tenant to be performed, and (ii) the provisions of the Lease restricting Tenant’s right to sublease or assign shall, notwithstanding such assignment or transfer, continue to be binding upon it with respect to all future assignments and transfers.

9.	LANDLORD INDEMNITY OF TENANT

Landlord, subject to the limitations on Landlord’s liability contained in the Leases (including, without limitation, Section IX(f) of 1995 Lease and to Section IX(e) of the 2001 Lease, agrees to hold Tenant harmless and to defend, exonerate and indemnify Tenant from and against any and all claims, liabilities, or penalties asserted by or on behalf of any third party for damage to property or injuries to persons sustained or occurring on the Premises and the other real estate owned by Landlord in the vicinity of the Premises to the extent arising from the negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors.

10.	BROKER

10.1 Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Second Amendment other than Richards, Barry Joyce & Partners (the “Broker”), and in the event any claim is made against the Landlord relative to Tenant’s dealings with brokers other than the Broker, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection, subject to Landlord’s reasonable approval, and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

10.2 Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this Second Amendment other than the Broker, and in the event any claim is made against the Tenant relative to Landlord’s dealings with brokers other than the Broker, Landlord shall defend the claim against Tenant with counsel of Landlord’s selection, subject to Tenant’s reasonable approval, and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim.

10.3 Landlord agrees that it shall be solely responsible for the payment of brokerage commissions to the Broker.

11.	LANDLORD DEFAULT

11.1 Tenant Self-Help Rights.    If a Landlord Default, as hereinafter defined, shall occur, Tenant may, without being under any obligation to do so, cure such Landlord Default for the account of and at the expense of Landlord, if Landlord fails to cure such Landlord Default within thirty (30) days after notice in writing of such breach or default has been given by Tenant to Landlord (or, if the nature of such breach or default is such that it cannot be remedied within such thirty (30) day period, if the Landlord has failed to commence remedial action within said thirty (30) days and thereafter continued such action with due diligence). Landlord shall, within thirty (30) days of demand therefor, reimburse Tenant the reasonable costs incurred by Tenant in so curing such Landlord Default. If Landlord fails to reimburse Tenant such amounts within such thirty (30) day period, Tenant shall have the right to deduct the reasonable costs incurred by Tenant in so curing such Landlord Default from the Annual Base Rent due under the Leases; provided however, that in no event shall the amount deducted by Tenant with respect to any monthly installment of Annual Base Rent under the Leases exceed more than ten (10%) percent of the amount of such monthly installment. For the purposes of this Section 11.1, a “Landlord Default” shall be defined as a failure by Landlord to perform any of Landlord’s service, maintenance or repair obligations under the Leases, excluding those maintenance and repair obligations, the cure or performance of which would adversely affect any other tenant occupying premises in the buildings in which the Premises are located or would adversely affect any tenant occupying premises in any other buildings in the real estate owned by Landlord which is in the vicinity of the Premises.

11.2 Tenant Termination Right.    Notwithstanding anything to the contrary in the Leases contained, if due to (i) Landlord’s failure to make any repairs, alterations or improvements required to be made by Landlord under the Leases, or (ii) any interruption in essential services which Landlord is required to provide to Tenant under the Leases, any material portion of the Premises becomes untenantable for a period (“Untenantability Period”) of ninety (90) days after Landlord’s receipt of written notice (“Untenantability Condition Notice”) of such condition from Tenant (subject, however, to Section 11.3 below), then, provided that Tenant ceases to use the affected portion of the Premises during the entire period of such untenantability, such untenantability and Landlord’s inability to cure such condition is not caused by a cause beyond Landlord’s reasonable control or the fault or neglect of Tenant, or Tenant’s agents, employees or contractors, then Tenant may terminate this Lease by giving Landlord written notice as follows:

(a)	Said notice shall be given after the expiration of the Untenantability Period.

(b)	Said notice shall set forth an effective date which is not earlier than ten (10) days after Landlord receives said notice.

(c)	If said condition is remedied on or before said effective date, said notice shall have no further force and effect.

(d)	If said condition is not remedied on or before said effective date for any reason other then Tenant’s fault, as aforesaid, the Lease shall terminate as of said effective date, and the Annual Base Rent and other charges due under the Leases shall be apportioned as of said effective date.

11.3 Interaction of Tenant’s Self-Help Right and Tenant’s Termination Right.    Notwithstanding the foregoing, if Tenant exercises its self-help rights pursuant to Section 11.1 with respect to any Landlord Default, then, for the purposes of Section 11.2, the Untenantability Period for the condition arising from such Landlord Default shall commence as of the later of: (i) the date Landlord receives the Untenantability Condition Notice for such condition, or (ii) the date that Landlord receives written notice from Tenant that it has elected to abandon its attempt to cure such Landlord Default.

11.4 Landlord Default.

(a)	Landlord shall not be deemed to be in default of its obligations under either of the Leases unless Tenant has given Landlord written notice of such default, and Landlord has failed to cure said default within thirty (30) days after Landlord receives such notice or such longer period of time as Landlord may reasonably require to cure such default; provided however, that the provisions of this Section 11.4(a) shall not affect or delay Tenant’s rights under Sections 11.1, 11.2, or 11.3 above.

(b)	Except as otherwise expressly provided in the Leases, as amended by this Second Amendment to Leases, in no event shall Tenant have the right to terminate either Lease nor shall Tenant’s obligation to pay Annual Base Rent or other charges under either Lease abate based upon any default by Landlord of its obligations under either of the Leases.

12. As hereby amended, both the 1995 Lease and the 2001 Lease are ratified, confirmed and approved in all respects.

EXECUTED UNDER SEAL as of the date first above written.

LANDLORD:
FRESH POND RESEARCH PARK TRUST
By FPRP Moulton LLC, Trustee

By	/s/ ROBERT WOLFF, Managing Member
(Name) (Title)
Hereunto Duly Authorized

TENANT:
CURIS, INC.

By	/s/ MICHAEL P. GRAY, Vice President, Finance and Chief Financial Officer
(Name) (Title)
Hereunto Duly Authorized

EXHIBIT A

DRAFT PLANS AND SPECIFICATIONS FOR ANIMAL LAB

Prepared by Perkins and Will dated 8/13/04